UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2007

LCC International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-21213	54-1807038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 703-873-2000
Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          Agreement to Acquire Assets of Engineering Services Business of Wireless Facilities, Inc.
          On May 29, 2007, LCC International, Inc., a Delaware corporation (the “Company”), entered into a definitive asset purchase agreement (the “Agreement”) with Wireless Facilities, Inc., a Delaware corporation (“WFI”), to acquire substantially all the assets of WFI’s US wireless engineering services business (the “Business”) and to assume certain specified liabilities of the Business. The Business includes customer contracts, tools and other assets and employs approximately 350 persons – wireless engineers, technical consultants and limited support staff – located primarily in San Diego, California and Reston, Virginia. The Business does not include WFI’s deployment operations, enterprises services or Government division.
          The purchase price for the acquisition is approximately $39 million (calculated principally as the difference between $46 million and the amount of certain working capital to be retained by WFI, estimated to be approximately $7 million), $17 million of which is payable in cash and $22 million of which is payable by a promissory note to be delivered by the Company (the “WFI Note”) at the closing of the transaction (the “Closing”). Bank of America, N.A. will lend a portion of the cash purchase price to the Company pursuant to the credit agreement discussed in greater detail below.
          The WFI Note, to be issued at the Closing, has a three-year maturity date with an escalating interest rate on the unpaid principal amount. The principal amount under the WFI Note may be increased or decreased in accordance with certain post-closing purchase price adjustments under the Agreement. Subject to certain conditions, in the event that the Company fails to pay interest under the WFI Note, WFI may elect to receive such unpaid interest payments in common stock of the Company. Pursuant to the terms of the WFI Note, the Company has agreed to cause a resale registration statement covering any shares of its common stock issued to WFI under the WFI Note to be filed within 45 days after the issuance of any such shares. The WFI Note will be subject to the terms of a subordination agreement to be executed by the Company, WFI and Bank of America, N.A. at the Closing (the “Subordination Agreement”).
          The parties have made customary representations, warranties and covenants in the Agreement, and have entered into customary covenants, including a post-closing agreement not to compete and various transition services arrangements anticipated to last from three to nine months following the Closing. The Company has agreed to use commercially reasonable best efforts to consummate a financing to repay outstanding amounts under the WFI. WFI and the Company have agreed to indemnify each other for, among other things, damages arising from breaches of representations and warranties and covenants in the Agreement, subject to thresholds and limitations set forth in the Agreement.
          The acquisition is subject to customary closing conditions, which include, among others, the conditions that a certain percentage of the employees of the Business have accepted employment with the Company as of or the date of the Closing and that certain third parties have consented to the assignment by WFI to the Company of existing agreements between them and WFI. The Agreement contains customary termination rights for both the Company, on the one hand, and WFI, on the other. The Company has agreed to pay WFI a $2 million termination fee if the acquisition of the Business has not been completed with 45 days of the execution of the Agreement under certain circumstances.
          The description of the terms and conditions of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which, including a copy of each of the forms of the WFI Note and the Subordination Agreement, is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference.
          The Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company and WFI. The Agreement contains representations and warranties that each of the Company and WFI made to the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
          Credit Agreement.
          On May 29, 2007, in connection with the execution of the Agreement, the Company amended and restated its outstanding senior secured credit facility pursuant to a Credit Agreement, dated as of May 29, 2007 (the “Credit Agreement”), among the Company, as borrower, certain domestic subsidiaries of the Company, as guarantors and Bank of America, N.A. as lender and administrative agent. The credit facility provides for a total principal borrowing amount of up to $30,000,000, which amounts may be borrowed, repaid and re-borrowed by the Company on a revolving basis until November 25, 2009. The indebtedness under the Credit Agreement is guaranteed by all material domestic subsidiaries of the Company, and secured by a lien on substantially all the assets of the Company and such material domestic subsidiaries.
          Until the Company’s consolidated leverage ratio is less than 1.5 to 1.0, the amount available under the credit facility at any time will be limited to certain percentages of outstanding accounts receivable of the Company and its subsidiaries. Until July 28, 2007, by which time the accounts receivable of WFI are expected to be included in the borrowing base, this amount will be increased by $2,500,000.
          Prepayments of the credit facility are required with 50% of the net proceeds from equity issuances by the Company and its subsidiaries (other than equity issuances permitted to be used to repay amounts due under the WFI Note), 100% of the net proceeds of certain debt issuances by the Company and its subsidiaries (excluding, among others, debt issuances permitted to be used to repay amounts due under the WFI Note) and 100% of the net proceeds of certain asset sales, insurance recovery and condemnation events of the Company and its subsidiaries that are not reinvested within 180 days. Such prepayments will permanently reduce the funds available to the Company under the credit facility, provided that the total principal borrowing amount will not be reduced below $10,000,000 due to such mandatory prepayments. The Company may voluntarily prepay or terminate the Credit Agreement at any time without premium or penalty.
          Interest under the Credit Agreement is generally payable by the Company on a quarterly basis. Borrowings bear interest, at the Company’s option, at an annual rate equal to either:
•	a specified “base rate,” plus an additional margin of 1.50% or 2.00%; or

•	a specified London Inter-Bank Offered Rate, or LIBOR, plus an additional margin of 2.00% or 3.00%.

          The additional margin of a loan for each fiscal quarter will be based upon the Company’s consolidated leverage ratio for the previous fiscal quarter.
          The Credit Agreement contains customary affirmative and negative covenants that apply to the Company and all of its subsidiaries, including restrictions on indebtedness, liens, investments, dispositions and dividends. The Company and all of its subsidiaries also are required to maintain certain financial covenants specified in the Credit Agreement, including a minimum consolidated EBITDA that increases over time, a consolidated leverage ratio that decreases over time and, commencing with calendar quarter ending March 30, 2008, a consolidated fixed charge coverage ratio of not less than 1.25 to 1.0.
          The Credit Agreement contains customary events of default, including for payment defaults, breaches of representations, breaches of affirmative or negative covenants, cross defaults to other material indebtedness, bankruptcy, and failure to discharge certain judgments. If an event of default occurs and is not cured within any applicable grace period or is not waived, the administrative agent, on behalf of the lenders, would have the right to accelerate the indebtedness under the Credit Agreement and exercise remedies against the collateral securing the Credit Agreement.
          The above description of the terms and conditions of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Company’s newly increased credit line with Bank of America, N.A., as administrative agent, is incorporated by reference in this Item 2.03.
Item 3.02. Unregistered Sales of Equity Securities.
          The information set forth under Item 1.01 with respect to shares issuable for certain interest payments under the WFI Note only following an event of default is incorporated herein by reference.
          Any shares of the Company’s common stock that the Company would be obligated to issue pursuant to the WFI Note should the conditions to such issuance be satisfied would be issued in reliance on the exemption from registration provided by Section 4(2) under the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder as a transaction by an issuer not involving a public offering.. The facts on which the Company would rely in claiming such exemption are the representations the Company is entitled, pursuant to the WFI Note, to request of and receive from the relevant holder or holders thereof to satisfy itself that any such issuance is exempt from registration as described in the preceding sentence, including, among other things, such holder’s or holders’ investment intent and knowledge and experience in financial matters.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     The following documents are herewith filed as exhibits to this report:

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of May 29, 2007 by and between LCC International, Inc. and Wireless Facilities, Inc.*

10.1	Amended and Restated Credit Agreement, dated as of May 29, 2007 by and between LLC International, Inc. and Bank of America, N.A.

*	The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of the Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.

By:	/s/ PETER A. DELISO Peter A. Deliso
Senior Vice President, New Ventures
Date: May 29, 2007

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of May 29 , 2007 by and between LCC International, Inc. and Wireless Facilities, Inc.*

10.1	Amended and Restated Credit Agreement, dated as of May 29, 2007 by and between LLC International, Inc. and Bank of America, N.A.

*	The registrant has omitted certain schedules and exhibits in accordance with Item 601(b)(2) of the Regulation S-K. The registrant will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.